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BAKER BOTTS L.L.P.                            ONE SHELL PLAZA         AUSTIN
                                              910 LOUISIANA           BAKU
                                              HOUSTON, TEXAS          DALLAS
                                              77002-4995              HOUSTON
                                              713.229.1234            LONDON
                                              FAX 713.229.1522        MOSCOW
                                                                      NEW YORK
                                                                      RIYADH
                                                                      WASHINGTON

November 21, 2003

Westlake Chemical Corporation
2801 Post Oak Boulevard, Suite 600
Houston, Texas 77056

Ladies and Gentlemen:

                  As set forth in the Registration Statement on Form S-4 (Registration No. 333-108982; the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by Westlake Chemical Corporation, a Delaware corporation (the "Company"), and the additional registrants listed on the facing page of the Registration Statement (the "Guarantors") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of the offering and issuance of $380 million aggregate principal amount of the Company's 8 3/4% Senior Notes due 2011 (the "New Notes") guaranteed by the Guarantors (the "Guarantees"), to be offered by the Company and the Guarantors in exchange (the "Exchange Offer") for a like principal amount of the Company's issued and outstanding 8 3/4% Senior Notes due 2011 guaranteed by the Guarantors (the "Old Notes"), certain legal matters in connection with the New Notes and the related Guarantees are being passed upon for you by us. The New Notes and the related Guarantees are to be issued under an Indenture, dated as of July 31, 2003 (the "Indenture"), among the Company, the Guarantors and JPMorgan Chase Bank, as trustee (the "Trustee"). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

                  In our capacity as your counsel in the connection referred to above, we have examined the Company's Certificate of Incorporation and bylaws, each as amended to date, and the Certificate of Incorporation or Certificate of Limited Partnership, as applicable, and the bylaws or limited partnership agreement, each as amended to date, of each of the Guarantors, and originals, or copies certified or otherwise identified, of the Indenture, corporate or partnership records of the Company and the Guarantors, including minute books of the Company and the Guarantors, as furnished to us by the Company and the Guarantors, certificates of public officials and of representatives of the Company and the Guarantors, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee,
(ii) the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Guarantee of Westlake Overseas Corporation, a U.S. Virgin Islands corporation ("WOC"), endorsed on the New Notes will have been duly authorized, executed and delivered by WOC and (iv) the New Notes and the related Guarantees will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and

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BAKER BOTTS L.L.P.

                                                               November 21, 2003



issued in exchange for Old Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

                  On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

                  1. The New Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

                  2. Each Guarantee of a Guarantor, when issued, will constitute the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

                  The opinions set forth above are limited in all respects to matters of the law of the State of New York, the General Corporation Law of the State of Delaware, the Revised Uniform Limited Partnership Act of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,


                                                     /s/ Baker Botts L.L.P.
                                                     ----------------------

JDK/TRF/JAS

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